Exhibit 3.1

ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENERAL MARITIME CORPORATION
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, John C. Georgiopoulos of General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: General Maritime Corporation.

2.
The Articles of Incorporation were filed with the Registrar of Corporations as of the first day of August, 2008 and the Articles of Incorporation were subsequently amended and restated on the sixteenth day of December, 2008.

3.	Section “Fourth” of the Amended and Restated Articles of Incorporation is hereby amended as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is four hundred million (400,000,000), of which stock ten million (10,000,000) registered shares of the par value of one cent (US$.01) per share shall be preferred stock, and of which three hundred ninety million (390,000,000) registered shares of the par value of one cent (US$.01) per share shall be common stock.

4.	The amendment to the Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitles to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 12th day of May, 2011.

/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Executive Vice President,
Treasurer and Secretary